Exhibit 10.1

Curtiss-Wright Corporation 10 Waterview Boulevard Parsippany, NJ 07054 (973) 541-3700

          Martin R. Benante
Chairman and Chief Executive Officer

March 19, 2012

To the Chairman of
Executive Compensation Committee

          Pursuant to my discussions with the Committee, I hereby agree to waive my single trigger “walk away” right as provided for in Section 2(b) of my Change-In-Control Agreement with the Company dated July 9, 2001 (the “Agreement”).

          I acknowledge that by voluntarily waiving this provision, my Change-In-Control Agreement would not be triggered unless my employment is terminated during the two year period following a “change in control” by the Company without “cause” or by me for “good reason”. All terms, conditions, and definitions of the Agreement shall remain in full force and effect.

Very truly yours,

Martin R. Benante

Agreed to and Accepted by:

Chairman of Executive Compensation Committee